As filed with the Securities and Exchange Commission on June 27, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENERGOUS CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	46-1318953
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3590 North First Street, Suite 210
San Jose, California 95134
(Address of principal executive offices, including zip code)

Energous Corporation 2024 Equity Incentive Plan
Energous Corporation Amended and Restated Employee Stock Purchase Plan
(Full title of the plans)

Mallorie Burak
Chief Financial Officer
Energous Corporation
3590 North First Street, Suite 210
San Jose, California 95134
(408) 963-0200
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Ned A. Prusse
David Dedyo
Perkins Coie LLP
1900 Sixteenth Street, Suite 1400
Denver, Colorado 80202-5255
(303) 291-2300

Indicate by check mark whether the registrant is a large, accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large, accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large, accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On June 12, 2024 (the “Effective Date”), the stockholders of Energous Corporation (the “Registrant”) approved the Registrant’s 2024 Equity Incentive Plan (the “2024 Plan”) and approved a share increase under the Registrant’s Amended and Restated Employee Stock Purchase Plan (the “A&R ESPP”).

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by the Registrant with the Securities and Exchange Commission (the “Commission”) to register an aggregate of 462,200 shares of the Registrant’s common stock, par value $0.00001 per share (“Common Stock”), authorized for issuance as follows: (i) up to 456,000 shares that may be issued under the 2024 Plan (the “2024 Plan New Shares”) and (ii) up to an additional 6,200 shares that may be issued under the A&R ESPP.

The 2024 Plan replaces the following plans of the Registrant: (i) the 2013 Equity Incentive Plan (the “2013 Plan”), (ii) the 2014 Non-Employee Equity Compensation Plan (the “2014 Plan), (iii) the Performance Share Unit Plan (the “PSU Plan”), and (iv) the 2017 Equity Inducement Plan (the “2017 Plan”). In addition to the 2024 Plan New Shares, the total number of shares of Common Stock available for issuance under the 2024 Plan includes: (i) an aggregate of 259,274 shares of Common Stock that were previously available for future awards under the Registrant’s 2013 Plan, the 2014 Plan and the PSU Plan (collectively the “Prior Plans”) as of the Effective Date and (ii) up to 26,191 shares of Common Stock subject to outstanding awards under the Prior Plans as of the Effective Date that, on or after the Effective Date, lapse, expire, terminate or are canceled prior to the issuance of shares thereunder (collectively, the “Carryover Shares”). As of the Effective Date, no further awards will be granted under the Prior Plans or the 2017 Plan.

Concurrently with this Registration Statement, post-effective amendments are being filed with the Commission to cover the issuance of the Carryover Shares pursuant to the terms of the 2024 Plan, to the extent such shares previously registered on Registration Statements on Form S-8 for issuance under the Prior Plans are, or become, issuable under the 2024 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. The documents(s) containing the information specified in Part I of Form S-8 will be sent or made available to participants in the applicable plan as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:

(a)            the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on March 28, 2024, which contains the audited financial statements of the Registrant for the latest fiscal year for which such statements have been filed;

(b)            the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, filed on May 14, 2024;

(c)            the Registrant’s Current Reports on Form 8-K filed on January 16, 2024, February 20, 2024, March 26, 2024, April 16, 2024, April 26, 2024, June 14, 2024 and June 21, 2024 (excluding any portions of a report deemed to have been furnished under Item 2.02 or Item 7.01 and any exhibits included with such Items); and

(d)            the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 001-36379) filed on March 26, 2014, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description (including Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on March 28, 2024).

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and the certificate of incorporation and the bylaws of the Registrant, as amended and/or restated from time to time.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

In the case of an action by or in the right of the corporation, Section 145 of the DGCL similarly permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL also permits a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Article IX of the Registrant’s Second Amended and Restated Certificate of Incorporation, as amended, states that the Registrant’s directors shall not be personally liable to the Registrant or to its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or to its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Registrant’s directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Article X of the Registrant’s Second Amended and Restated Certificate of Incorporation, as amended, authorizes the Registrant, to the fullest extent permitted by applicable law, to provide indemnification of (and advancement of expenses to) the Registrant’s directors, officers, employees and agents (and any other persons to which the DGCL permits the Registrant to provide indemnification) through bylaw provisions, agreements with such directors, officers, employees, agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by the DGCL, with respect to actions for breach of duty to the Registrant, its stockholders, and others.

Article VI of the Registrant’s Amended and Restated Bylaws provides that the Registrant shall, to the maximum extent and in the manner permitted by the DGCL, indemnify each of the Registrant’s directors and officers against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the Registrant. The right to indemnification conferred by Article VI is a contract right and includes the right to be paid by the Registrant the expenses incurred in defending any action or proceeding for which indemnification is required or permitted following authorization thereof by the Board of Directors and shall be paid in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that the indemnified party is not entitled to be indemnified as authorized in Article VI. The Registrant maintains insurance, at its expense, to protect the Registrant and any of its directors, officers, employees or agents against any such expense, liability or loss, whether or not the Registrant has the power to indemnify such person.

As permitted by the DGCL, the Registrant has entered into indemnification agreements with each of its directors and executive officers that require the Registrant to indemnify such persons against various actions including, but not limited to, third-party actions where such director or executive officer, by reason of his or her corporate status, is a party or is threatened to be made a party to an action, or by reason of anything done or not done by such director in any such capacity. The Registrant intends to indemnify directors and executive officers against all costs, judgments, penalties, fines, liabilities, amounts paid in settlement by or on behalf of such directors or executive officers and for any expenses actually and reasonably incurred by such directors or executive officers in connection with such action, if such directors or executive officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful. The Registrant also intends to advance to its directors and executive officers expenses (including attorneys’ fees) incurred by such directors and executive officers in advance of the final disposition of any action after the receipt by the Registrant of a statement or statements from directors or executive officers requesting such payment or payments from time to time, provided that such statement or statements are accompanied by an undertaking, by or on behalf of such directors or executive officers, to repay such amount if it shall ultimately be determined that they are not entitled to be indemnified against such expenses by the Registrant.

The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification or advancement of expenses, including, among others, provisions about providing notice to the Registrant of any action in connection with which a director or executive officer seeks indemnification or advancement of expenses from the Registrant and provisions concerning the determination of entitlement to indemnification or advancement of expenses.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

		Incorporated by Reference				Filed Herewith
Exhibit Number	Description	Form	File No.	Filing Date	Exhibit
5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered					X

23.1	Consent of Marcum LLP, independent registered public accounting firm					X

23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)					X

24.1	Power of Attorney (see signature page to this Registration Statement)					X

99.1	Energous Corporation 2024 Equity Incentive Plan	8-K	001-36379	June 14, 2024	10.1

99.2	Energous Corporation Amended and Restated Employee Stock Purchase Plan	8-K	001-36379	June 14, 2024	10.2

107	Filing Fee Table					X

Item 9.	Undertakings.

A.            The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)            To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(c)            To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.             The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.             Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on June 27, 2024.

ENERGOUS CORPORATION

By:	/s/ Mallorie Burak
Name:	Mallorie Burak
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of Energous Corporation, a Delaware corporation, do hereby constitute and appoint Mallorie Burak (including any successor thereto as principal financial officer or principal executive officer), the lawful attorney-in-fact and agent with full power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent determines may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Mallorie Burak	Chief Financial Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	June 26, 2024
Mallorie Burak

/s/ David Roberson	Director and Board Chair	June 26, 2024
David Roberson

/s/ J. Michael Dodson	Director	June 26, 2024
J. Michael Dodson

/s/ Rahul Patel	Director	June 26, 2024
Rahul Patel